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                                                                    EXHIBIT 99.1


M-WAVE INC. REPURCHASES SHARES FROM FIRST CHICAGO EQUITY CORPORATION

BENSENVILLE, ILL., Dec. 18--M-Wave, Inc. (Nasdaq: MWAV - news), a manufacturer of microwave printed circuit boards used in wireless communications, announced today that it has repurchased 781,964 shares of its common stock owned by First Chicago Equity Corporation ("FCEC") and its affiliates. The aggregate consideration paid by M-Wave consisted of $781,964 plus warrants to purchase up to 781,964 shares of M-Wave common stock with an exercise price of $1 per share (increasing by $.05 per share each anniversary of the issue date of the warrants). The warrants are exercisable only if M-Wave engages in an extraordinary transaction (e.g., a merger, consolidation, combination or dissolution) within five years of the issue date of the warrants.

A special committee of Board of the Directors of M-Wave, consisting of Lavern Kramer and Rick Mathes, has determined that the repurchase of the shares of M-Wave common stock owned by FCEC and its affiliates is in the best interests of M-Wave's stockholders.

In connection with the repurchase, (i) Eric C. Larson and Timothy A. Dugau, two current M-Wave directors designated by FCEC, resigned from M-Wave's Board of Directors and (ii) FCEC withdrew its notice to nominate two additional directors at M-Wave's next annual meeting of stockholders.

Joseph A. Turek, M-Wave's chairman and president, said, "Your Board and management are committed to M-Wave and its stockholders. I believe that the repurchase transaction will enable the Board and management to continue focusing on improving the Company's financial performance and enhancing stockholder value."

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) M-Wave's dependence on certain major customers; (ii) competitive products and pricing; (iii) M-Wave's dependence on suppliers and subcontractors for components; (iv) M-Wave's ability to respond to technical advances; (v) the successful award of contracts under bid; (vi) design and production delays; (vii) cancellation or reduction of contract orders; (viii) M-Wave's ability to effectively use our manufacturing resources; (ix) M-Wave's ability to satisfy the requirements for continued trading on the Nasdaq SmallCap Market, particularly the minimum bid price requirement of $1.00 per share and the minimum "public float" requirement of $1 million; and (x) other factors referenced in M-Wave's filings with the Securities and Exchange Commission. M-Wave undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Headquartered in the Chicago suburb of Bensenville, Ill., M-Wave is a manufacturer of microwave printed circuit boards worldwide through its wholly owned subsidiaries, Poly Circuits and PC Dynamics. M-Wave's products are used in a variety of industrial and military applications. The company trades on the Nasdaq SmallCap market under the symbol "MWAV". Visit the company on its web site at www.mwav.com.






Monday, December 21, 1998                                               12:13 PM